UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Airgas, Inc.

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Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:		Investor Contact:
Jay Worley	Joele Frank / Dan Katcher /Andrew Siegel	Barry Strzelec
jay.worley@airgas.com	Joele Frank, Wilkinson Brimmer Katcher	barry.strzelec@airgas.com
(610) 902-6206	(212) 355-4449	(610) 902-6256

For release: Immediately

AIRGAS SENDS LETTER TO STOCKHOLDERS

Board Unanimously Recommends Stockholders Vote “FOR” Airgas’ Three Experienced and Highly Qualified Directors and “AGAINST” Air Products’ By-Law Amendment Proposals

RADNOR, PA – July 28, 2010 – Airgas, Inc. (NYSE: ARG) today announced that it is mailing a letter to Airgas stockholders in connection with the Company’s Annual Meeting of Stockholders, scheduled to be held on September 15, 2010.

Airgas’ Board of Directors recommends that stockholders vote today for the Board’s three experienced and highly qualified directors – W. Thacher Brown, Richard C. Ill and Peter McCausland – by promptly voting the WHITE proxy card by telephone, by Internet or by signing, dating and returning the WHITE proxy card. Airgas’ Board also recommends that stockholders vote against Air Products’ proposals to amend the Company’s By-Laws and disregard any Gold proxy cards they receive from Air Products.

The full text of the letter follows:

July 28, 2010

Dear Airgas Stockholder:

At Airgas’ Annual Meeting scheduled for September 15, 2010, you will be asked to re-elect three highly-qualified members to your Board of Directors. This year’s meeting is extremely important because Air Products is seeking to elect its own slate of three director candidates to the Airgas Board as part of its attempt to acquire your company at a price that your Board believes is grossly inadequate and not in the best interests of Airgas stockholders. Air Products has also proposed amendments to our By-Laws to facilitate its offer.

Airgas’ Board unanimously recommends that stockholders vote “FOR” Airgas’ three experienced and highly qualified directors: W. Thacher Brown, Richard C. Ill and Peter McCausland; and vote “AGAINST” Air Products’ By-Law Amendment proposals.

Please use the enclosed WHITE proxy card to vote today–by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Please do not use the Gold Air Products proxy card, as it may cancel your previous vote for Airgas.

AIRGAS: A CONSISTENT HISTORY OF CREATING STOCKHOLDER VALUE

UNDER YOUR BOARD’S DIRECTION

Airgas’ management has a proven track record of creating exceptional stockholder value, having consistently delivered strong results for the benefit of stockholders since our 1986 IPO, including:

•	Absolute total stockholder return of 4,201% since Airgas’ IPO, or seven times the return of the S&P 500 index;[1]

•	Total stockholder return since January 1, 1987, Airgas’ first month as a public company, ranks 26th out of 500 of the S&P 500;[2] and

•	Total stockholder return compound annual growth rate of 18%.[3]

Given our history of stockholder value creation, and with the increasing momentum we are seeing in our business as the economy continues to recover, we remain confident in our ability to deliver superior value to Airgas stockholders. Furthermore, we believe that Airgas stockholders–not Air Products–should reap the benefits of our increased earning power and bright future.

IT’S ALL ABOUT VALUE:

WE BELIEVE AIR PRODUCTS’ OFFER DOES NOT FAIRLY COMPENSATE

AIRGAS STOCKHOLDERS FOR THEIR INVESTMENT

The Airgas Board unanimously rejected Air Products’ revised $63.50 per share offer after determining that it is grossly inadequate and does not fairly compensate Airgas stockholders for the Company’s extraordinary track record, outstanding recent results, excellent growth prospects and industry-leading position. Recent events, including Airgas’ strong first quarter 2011 earnings–the second best in Airgas history–strengthen your Board’s conviction that Airgas will generate more value for stockholders through the continued execution of our strategic plan than by pursuing Air Products’ grossly inadequate offer.

Our performance in the quarter ended June 30, 2010 included:

•	Adjusted EPS of $0.83,* exceeding the high end of our guidance and analyst consensus estimates by 15% and first quarter 2010 by 26%;

•	Highest adjusted EBITDA margin* in Airgas history;

•	Operating margins near record levels; and

•	Same-store sales growth of 6% year over year, which is the first positive same-store year over year result since the quarter ending December 31, 2008.

Importantly, we achieved these results despite the fact that revenues have not yet returned to pre-recessionary levels. This impressive performance is consistent with Airgas’ historical pattern of strong but delayed recovery as the domestic economy begins to improve. This also supports our view that actions taken and investments made during recent years have created an even stronger, more profitable company.

As a result of this performance and the improved outlook, we raised our full-year fiscal 2011 earnings guidance 7% from a range of $2.95 to $3.05 to a new range of $3.15 to $3.30. This represents 18% to 23% growth over fiscal year 2010 adjusted earnings.*

YOUR BOARD IS CONFIDENT THAT AIRGAS IS POSITIONED

TO DELIVER STRONG EARNINGS GROWTH AND CASH FLOW

AND SEES A CLEAR PATH TO EPS OF AT LEAST $4.20 BY CALENDAR YEAR 2012

Our recent performance and the improved outlook give us even more confidence in our ability to meet or exceed our mid-term financial goal of earnings per share of at least $4.20 by calendar year 2012. This goal was established as part of our regular strategic planning process, which was completed in October 2009.

Five key factors provide us confidence in reaching our goal of at least $4.20 per share:

•	Same-store sales (“SSS”) growth

We’re expecting SSS growth of approximately 7% year over year through 2012. We believe this is realistic and achievable given our position as the industry leader with the broadest product and service offering, our enhanced customer service culture and our recent sales and marketing alignment with customer segments. Indeed, our first quarter SSS growth of approximately 6% year over year supports our expectations.

•	Operating leverage

Airgas’ margins rise on SSS growth. In other words, due to the significant operating leverage in our business, even small percentage increases in sales can result in comparatively large increases in earnings and cash flow. During the 2010-2012 period, we expect the projected average SSS growth rate of approximately 7% to drive an average EBITDA fall through (change in EBITDA divided by change in sales) of approximately 22+%.* In short, we expect the operating leverage in our business to play an essential part in Airgas delivering further improved results and value for stockholders, as has occurred in our business when the economy emerged from previous recessions.

•	High margin business mix

Certain areas of our business, such as gas and rent, provide significantly higher margins than others, such as hardgoods. Emerging from the last recession in 2002, gas and rent made up 55% of our business mix, with hardgoods comprising the remaining 45%, whereas the mix in calendar year 2009 and calendar 2010 year to date was approximately 65% gas and rent, and 35% hardgoods.4 The shift in business mix resulted in higher EBITDA margins, which increased from 14% to 17%.* We anticipate that our increase in sales, combined with our improved business mix, will lead to an EBITDA margin of between 18.0% and 18.5% in calendar 2012.* Our adjusted EBITDA margin for the quarter ended June 2010 was 18.1%.*

•	Return on capital investments

Airgas has made substantial investments since the last recessionary period that we believe will generate higher margins. Since calendar year 2002, we’ve nearly doubled our number of cylinders and bulk tanks and increased our number of locations by more than a third. Our production capacity has grown more than ten-fold. We’ve expanded our distribution footprint, and we believe that Airgas’ national scale, strong local presence and broad product and service offerings deliver a compelling value proposition to our diversified customer base in a very attractive market.

•	Operating efficiencies

Cost savings also enhance operating leverage, and our efforts to reduce operating costs are continuing. In September 2007, we announced a target of an aggregate of $25 million in annual run-rate cost savings. We achieved that goal in December 2009, three full quarters ahead of schedule. In December 2009, we announced an incremental savings target of $30 million, expected to be achieved by calendar year 2012.

Additionally, your company recently began a phased rollout of a highly-customized SAP platform, which should allow us to increase efficiencies, reduce costs and enhance the customer experience beginning in 2012. As a result we expect returns significantly above our hurdle of 15-20% internal rate of return and return on capital, and well above our cost of capital.

SUPPORT THE BOARD THAT IS ALIGNED WITH YOUR INTERESTS –

VOTE YOUR WHITE PROXY CARD “FOR” THREE HIGHLY QUALIFIED AIRGAS DIRECTORS AND “AGAINST” AIR PRODUCTS’ PROPOSED BY-LAW AMENDMENTS

It should be no surprise that your Board has worked so successfully to create value. Eight of our Board members are independent and our Board owns a total of approximately 11% of the Company, which we believe closely aligns the existing Airgas Board with Airgas’ stockholders’ interests. Airgas’ nominees for re-election to the Board of Directors have played an integral role in the success of Airgas and are committed to the interests of ALL stockholders.

We believe that the election of Air Products’ nominees and the adoption of its proposals would serve only to facilitate Air Products’ grossly inadequate offer and would prevent Airgas’ stockholders from benefiting from the Company’s earnings recovery and resulting value creation.

We strongly urge you to reject Air Products’ proposals and its efforts to replace three of your Directors. Remember, it is in Air Products’ economic interest to obtain a transaction with Airgas at the lowest possible value for Airgas stockholders. We are convinced that the Airgas directors are better able than Air Products’ nominees to act in the best interests of Airgas stockholders with respect to Air Products’ offer.

Whether or not you plan to attend the Airgas Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE proxy card. We urge you to vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

On behalf of the Board of Directors, we thank you for your continued support, and we look forward to continuing to deliver outstanding value to you in the future.

Sincerely,

/s/ Peter McCausland
Peter McCausland
Chairman and Chief Executive Officer

*	For reconciliations of non-GAAP measures, see Annex A of this letter.
[1]	Split-adjusted, since Airgas’ IPO in 1986. Total stockholder return calculated as share price plus dividends reinvested.
[2]	Excludes current S&P 500 constituents which were not public at January 1, 1987.
[3]	Split-adjusted, since Airgas’ IPO in 1986. Total stockholder return calculated as share price plus dividends reinvested.
[4]	CY2002.

BofA Merrill Lynch and Goldman, Sachs & Co. are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Airgas and its Board of Directors.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

# # #

IMPORTANT INFORMATION

In connection with its 20010 Annual Meeting of Stockholders, Airgas, Inc. has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF AIRGAS ARE URGED TO READ THE PROXY STATEMENT FOR THE 2010 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. In response to the tender offer proposed by Air Products and Chemicals, Inc. referred to in this communication, Airgas has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended. STOCKHOLDERS OF AIRGAS ARE ADVISED TO READ AIRGAS’ SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Air Products. Investors and stockholders will be able to obtain free copies of Airgas’ definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by Airgas in connection with the 2010 Annual Meeting and/or the tender offer by Air Products, and other documents filed with the SEC by Airgas at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents are also available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm. Airgas and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2010 Annual Meeting. Detailed information regarding the names, affiliations and interests of Airgas’ directors and executive officers is available in the definitive proxy statement for the 2010 Annual Meeting, which was filed with the SEC on June 23, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

FORWARD-LOOKING STATEMENTS

This presentation contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.

Annex A

Reconciliation: Adjusted Earnings Per Diluted Share

	Three Months Ended June 30, 2010	Year Ended March 31, 2010	(Guidance Range) Year Ended March 31, 2011
			Low	YoY Change	High	YoY Change

Earnings per diluted share	$0.76	$2.34	$3.08		$3.23

Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.03	0.18	0.03		0.03
Losses on the extinguishment of debt	0.02	0.14	0.02		0.02
Multi-employer pension plan withdrawal charges	0.02	0.05	0.02		0.02
Non-recurring tax benefit	—	(0.03)	—		—

Adjusted earnings per diluted share	$0.83	$2.68	$3.15	18%	$3.30	23%

Earnings guidance for the year ending March 31, 2011, does not incorporate the impact of future debt extinguishment or multi-employer pension plan withdrawal charges, or future costs related to the unsolicited takeover attempt. The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company’s earnings performance without the impact of debt extinguishment, multi-employer pension plan withdrawal charges, and costs related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Reconciliation: Adjusted EBITDA Margin

	Calendar Year
	2012 Target				Three Months Ended June 30, 2010
($ in thousands)	Low	High	2009	2002

Sales	$5,200,000	$5,200,000	$3,886,671	$1,714,527	$1,052,656

Operating Income	$648,000	$675,000	$432,221	$142,442	$122,751

Adjustments:
Depreciation & Amortization	286,000	286,000	231,518	79,294	60,467
Costs related to unsolicited takeover attempt	—	—	—	—	3,787
Multi-employer pension plan withdrawal charges	—	—	6,650	—	3,204
Legal Settlement	—	—	—	8,500	—
Restructuring charges	—	—	—	2,700	—
Other	—	—	400	—	—

Adjusted EBITDA	$934,000	$961,000	$670,790	$232,936	$190,209

Adjusted EBITDA Margin	18.0%	18.5%	17.3%	13.6%	18.1%

The Company believes the above adjusted EBITDA margin computations help investors assess the Company’s operating performance without the impact of depreciation and amortization and charges associated with the Company’s withdrawal from multi-employer pension plans, costs related to Air Products’ unsolicited takeover attempt, significant legal settlements and restructuring charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our Adjusted EBITDA metric may be different from similar metrics provided by other companies.

Reconciliation: Adjusted EBITDA Fall Through

($ in thousands)	Calendar Year Average 2010E to 2012E

Sales	$4,700,000

Change in sales	$435,000

Operating Income	$565,000

Adjustments:
Depreciation & Amortization	264,283
Costs related to unsolicited takeover attempt	9,074
Multi-employer pension plan withdrawal charge	1,068

Adjusted EBITDA	839,425

Change in adjusted EBITDA	$97,000

Percentage of adjusted EBITDA fall through	22%

The Company believes that using adjusted EBITDA in its percentage of adjusted EBITDA fall through metric provide investors meaningful insight into the Company’s trend of the increase in adjusted EBITDA for every dollar of increased sales without the impact of costs related to the unsolicited takeover attempt and multi-employer pension plan withdrawal charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our percentage of adjusted EBITDA fall through metric may be different from similar metrics provided by other companies.